Exhibit 2.3

November 15, 2023

VIA E-MAIL

HNR Acquisition Corp

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

Attention: Mitchell B. Trotter, CFO

Email: mbtrotter@comcast.net

Re:  Settle Up between Parties

Dear Mr. Trotter

Reference is made to that certain Amended and Restated Membership Interest Purchase Agreement (the “MIPA”), dated as of August 28, 2023 (the “Execution Date”), made by and among CIC Pogo LP, a Delaware limited partnership (“CIC”), DenCo Resources, LLC, a Texas limited liability company (“DenCo”), Pogo Resources Management, LLC, a Texas limited liability company (“Pogo Management”), 4400 Holdings, LLC, a Texas limited liability company (“4400” and, together with CIC, DenCo and Pogo Management, collectively, “Seller” and each a “Seller”), HNR Acquisition Corp, a Delaware corporation (“HNRA” or the “SPAC”), HNRA Partner, Inc., a Delaware corporation, (“SPAC Subsidiary”), HNRA Upstream, LLC, a Delaware limited liability company (“OpCo”, and together with HNRA, SPAC Subsidiary and “Buyer” and each a “Buyer”) and, solely with respect to Section 6.20 thereof, HNRAC Sponsors LLC, a Delaware limited liability company (“Sponsor”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the MIPA.

The Parties acknowledge and agree that the MIPA provides for a Minimum Cash Amount equal to at least $33,000,000, which requires that Seller receive cash at Closing in at least an amount equal to the Minimum Cash Amount. The Parties further acknowledge that less than the Minimum Cash Amount was delivered at Closing. On or before November 21, 2023, Buyer shall settle and pay to Seller any deficiency in the amount of cash consideration received by Seller at Closing and the Minimum Cash Amount of $33,000,000.00 required to be paid to Seller at Closing under MIPA. Any such deficiency shall be paid out of sales proceeds received from oil and gas production attributable to the Company, including pursuant to its third party contract with affiliates of Chevron; provided, that any such payment and settlement from Buyer shall not exceed $2,000,000.00.

First International Bank & Trust (“FIBT”) and Buyer hereby acknowledge and agree that (i) FIBT consents to the terms of this letter agreement pursuant to the Senior Secured Term Loan Agreement between First International Bank & Trust, HNRA, and the other parties thereto dated November 14, 2023 (the “Term Loan Agreement”) and (ii) the payment to Seller contemplated herein shall be a permitted payment by the Buyer (or their subsidiaries) under the Term Loan Agreement and the other terms hereof shall not violate any provision of the Term Loan Agreement or any other Loan Document (as defined in the Term Loan Agreement) or other agreement between HNRA and its affiliates and FIBT. The foregoing accounting between the parties shall occur as to the categories described and shall not limit or preclude other or further obligations or rights between the parties in any manner.

***

Very truly yours,

CIC Pogo LP

By: CIC IV GP LLC,
Its General Partner

By:	/s/ Fouad Bashour
Fouad Bashour, Manager

DenCo Resources, LLC

By:	/s/ John L. Denman, Jr.
John L. Denman, Jr., President

4400 Holdings, LLC

By:	/s/ Kirk Pogoloff
Kirk Pogoloff, Manager

Pogo Resources Management, LLC

By:	/s/ Kirk Pogoloff
Kirk Pogoloff, Manager

AGREED AND ACCEPTED:

HNR Acquisition Corp

By:	/s/ Mitchell B. Trotter	Date:	November 15, 2023
Mitchell B. Trotter, CFO

HNRA Partner, Inc.

By:	/s/ Mitchell B. Trotter	Date:	November 15, 2023
Mitchell B. Trotter, President

HNRA Upstream, LLC

By:	/s/ Mitchell B. Trotter	Date:	November 15, 2023
Mitchell B. Trotter, President

ACKNOWLEDGED:

FIRST INTERNATIONAL BANK & TRUST

By:	/s/ Mitchell Cook	Date:	November 15, 2023
Name:	Mitchell Cook
Title:	Market President, Twin Cities

4